EXHIBIT 10.3

CONSULTING AND NONCOMPETITION AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the 19th day of December, 2001, to be effective as of January 6, 2002 (the “Effective Date”) by and between RAE & COMPANY a Georgia corporation (“Consultant”) and NEXT, INC. a Delaware corporation (together with its parent corporation and present and future subsidiary or affiliated entities, the “Company”).

W I T N E S S E T H:

WHEREAS, Company desires to retain the services of Consultant, and Consultant desires to provide certain services for the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Consulting Services.    Subject to the terms hereof, Company will retain the services of Consultant, and Consultant hereby agrees to provide Company with financial, accounting, cash management and other advice relating to the fiscal condition and operations of the Company. Consultant shall report to, and take directions from, the Company’s Chairman of the Board. Consultant agrees to devote such time and efforts to the performance of the duties that Company may assign Consultant from time to time as may be necessary to complete such assignments on a timely basis.

2.    Term.    The term of this Agreement (the “Term”) shall be from the Effective Date until the earlier of (a) January 5, 2004 or (b) the occurrence of any of the following events:

(a)    The death or total disability of the principal owner of Consultant (total disability meaning the failure to fully perform normal required Services hereunder for a period of six (6) consecutive months during any consecutive twelve (12) month period during the term hereof, as determined by an independent medical doctor jointly chosen by the Consultant and the Company by reason of mental or physical disability); or

(b)    The termination by Company of Consultant’s Services hereunder, upon seven (7) days prior written notice to Consultant, for “Company Cause”, as determined by the Company’s board of directors (“Board of Directors”). For purposes of this Agreement, “Company Cause” for termination of Consultant’ s Services shall exist if (i) Consultant has engaged in conduct that is materially injurious to Company or an Affiliate (as hereinafter defined) of Company; (ii) if Consultant has committed a fraud on, or misappropriation of the assets of, Company or an Affiliate of Company; (iii) if Consultant has been convicted of, pleads guilty or confesses to, or entered a plea of nolo contendere to, a crime that constitutes a felony;

(iv) or upon Consultant’s gross negligence or willful misconduct with respect to Company or an Affiliate of Company; or

(c)    The termination by Consultant of Consultant’s Services hereunder, upon seven (7) days prior written notice to the Company, for “Consultant Cause.” For purposes of this Agreement, “Consultant Cause” for termination of Consultant’s Services shall exist (A) if Company has defaulted under the terms of this Agreement and has failed to cure such default within thirty (30) days of receipt from Consultant of written notice of such default; (B) if Consultant’ s principal owner is required to relocate outside the state in which he is located as of the date of this Agreement; or (C) if there is a material decrease in the value of Consultant’s compensation and benefits without Consultant’s prior written consent.

As used in this Agreement, the term “Affiliate” with respect to any person shall mean any other person controlling, controlled by or under common control with such person and the term “Control” shall mean the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

3.    Consulting Fee; Effect of Termination; Independent Contractor Provisions.

3.1    Consulting Fee, Expenses; Benefits.    Company will provide Consultant with the following salary, expense reimbursement and additional benefits during the Term of this Agreement:

(a)    During the Term, Consultant will be paid a consulting fee (the “Consulting Fee”) of One Hundred Ten Thousand and 00/100 Dollars ($110,000.00) per annum, plus an amount equal to an employee’ s share of applicable withholding taxes were the Consulting Fee considered to be wages subject to withholding. The Consulting Fee shall be paid to Consultant on a monthly basis. Consultant shall be eligible for incentive compensation pursuant to an incentive compensation arrangement approved by the Board of Directors in an amount not to exceed forty percent (40%) of the Consulting Fee.

(b)    Company shall reimburse Consultant for all reasonable and necessary expenses incurred by Consultant at the request of and on behalf of Company. In addition, Consultant shall be entitled to an automobile allowance of $1,000 per month.

(c)    At Company’s option, Company will (i) arrange family health and hospitalization insurance coverage for Consultant’s principal owner under its medical plan or (ii) reimburse Consultant the expense of such coverage.

3.2    Effect of Termination.    If this Agreement is terminated prior to the second anniversary date hereof pursuant to Sections 2(a) or (c) hereof, the Consultant shall be entitled to all compensation and benefits provided under Section 3.1 for six (6) months following the effective date of such termination (the “Termination Date”). If the termination is pursuant to

Section 2(b) hereof, the Consultant shall be entitled only to compensation and benefits earned or accrued under Section 3.1 through the Termination Date but from and after the Termination Date, no additional compensation or benefits shall be due to Consultant hereunder.

3.3    Relationship.     The parties acknowledge and agree that in the performance of Services hereunder, neither Consultant nor its principal owner are, and shall not be deemed to be, an agent or employee of the Company, but each is and shall for all purposes be deemed to be an independent contractor. As an independent contractor, Consultant acknowledges and agrees that it has no power whatsoever to bind the Company in any manner. Consultant acknowledges and agrees that, as an independent contractor, the Consulting Fees as provided in this Agreement are not subject to income tax withholding or social security withholding, all of which shall be the responsibility of Consultant.

4.      Partial Restraint on Post-termination Competition.

4.1    Definitions.    For the purposes of this Section 4, the following definitions shall apply:

(a)    “Company Activities” means the business conducted by the Company during the term of this Agreement, or by Company’s predecessor in interest prior to the date hereof, including the business of developing and selling roadway lighting systems, traffic signalization systems, communication systems, surveillance and detection systems and intelligent transport systems.

(b)    “Competitor” means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Company or subsidiaries, engaged, wholly or partly, in Company Activities.

(c)    “Competitive Position” means (i) the direct or indirect ownership or control of all or any portion of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Consultant will serve such Competitor in any managerial capacity.

(d)    “Confidential Information” means any confidential, proprietary business information or data belonging to or pertaining to Company or any affiliate of Company and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding Company’s Customers or acquisition targets, suppliers, manufacturers and distributors.

(e)    “Customer” means actual customers or prospective customers of Company.

(f)    “Noncompete Period” or “Nonsolicitation Period” means the period beginning the date hereof and ending on the second anniversary of the termination of Consultant’s employment with Company.

(g)    “Territory” means the area within a one hundred (100) mile radius of any corporate office or job site of Company or any of their subsidiaries, Affiliates or divisions in existence at any time during the Noncompete Period.

(h)    “Work Product” means any and all work product, property, data documentation or information of any kind, prepared, conceived, discovered, developed or created by Consultant for Company or any of its Affiliates, or any of Company’s or its Affiliates’ clients or customers for utilization in Company Activities, not generally known by or not readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use.

4.2    Confidential Information.

(a)    Consultant hereby agrees that with regard to any Confidential Information, during the Term and the Noncompete Period:

(i)    Consultant shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of Company or name similar thereto, without the prior written consent of Company;

(ii)    Consultant shall hold in confidence all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, produce, reproduce, copy, appropriate or otherwise communicate any Confidential Information, without the prior written consent of Company; and

(iii)    Consultant shall immediately notify Company of any unauthorized disclosure or use of any Confidential Information of which Consultant becomes aware. Consultant shall assist Company, to the extent necessary, in the procurement or any protection of Company’s rights to or in any of the Confidential Information.

(b)    Upon the request of Company and, in any event, upon the termination of Consultant’s employment with Company, Consultant shall deliver to Company all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Consultant’s services hereunder or Company’s business or containing Confidential Information, whether made or compiled by Consultant or furnished to Consultant.

(c)    To the greatest extent possible, all Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. §§ 101 et seq., as amended) and owned exclusively by Company. Consultant hereby unconditionally and irrevocably transfers and assigns to Company all rights, title and interest Consultant may have in or to any and all Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Consultant agrees to execute and deliver to Company any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate to vest complete title and ownership of any and all Work Product, and all rights therein, exclusively in Company.

4.3    Noncompetition.

(a)    The parties hereto acknowledge that Consultant is conducting Company Activities throughout the Territory. Consultant acknowledges that to protect adequately the interest of Company in the business of Company it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

(b)    Consultant hereby agrees that, during the Term and, thereafter, during the Noncompete Period, Consultant will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position. Consultant shall notify Company promptly in writing if Consultant receives an offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.

Nothing contained in this Section 4 shall prohibit Consultant from acquiring not more than ten percent (10%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

4.4    Nonsolicitation.    Consultant hereby agrees that Consultant will not, during the Noncompete Period, either directly or indirectly, alone or in conjunction with any other party:

(a)    solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Company; or

(b)    solicit or attempt to solicit any Consultant, consultant, contractor or other personnel of Company or any of its Affiliates or subsidiaries to terminate, alter or lessen that party’s affiliation with Company or such Affiliate or subsidiary or to violate the terms of any agreement or understanding between such Consultant, consultant, contractor or other person and Company.

4.5    Binding Arbitration.    Any dispute whether or not the Consultant has violated the provisions of this Section 4 shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Bexar County, Texas. Each of the Consultant and the Company shall select one arbitrator and pay the costs of the arbitrator selected by him or it and the two arbitrators so selected shall select a third arbitrator. The cost of the third arbitrator and all other costs of the arbitration shall be split equally between the Consultant and the Company, except for attorneys fees, which shall be paid by the party employing such attorney.

5.    Stock Options, Purchases

5.1    Options.    As additional consideration for the consulting services to be rendered hereunder, Company shall grant Consultant options to acquire Company common stock as follows:

(a)    Shares—200,000

Option Price—$0.025 per share

Vesting—Two year vest in full

Term—Five Years

(b)    Shares—100,000

Option Price—$1.00 per share

Vesting—Ratably over five years

Term—Ten years

The foregoing options shall be granted pursuant to the Company’s Stock Plan and shall be governed by an Award Agreement to be entered into by Company and Consultant.

5.2    Purchase.    Contingent upon consummation of the Exchange Agreement dated December 21, 2001 (the “Exchange Agreement”) by and among Sporting Magic, Inc. (“SMI”), Buddy Young, the Company, Danny F. Cooke, William B. Hensley III and the William B., III and Cindy S. Hensley Living Trust, Consultant shall purchase 750,000 shares of SMI common stock for $350,000, payable to Company as follows: (a) $125,000 not later than seventy-two (72) hours prior to the scheduled consummation date of the transactions (the “Share Exchange”) contemplated under the Exchange Agreement and (b) $225,000 not later than ninety (90) days following the consummation of the Share Exchange.

6.    Miscellaneous

6.1    Entire Agreement.    This Agreement (including the schedules) constitutes the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

6.2    Parties Bound by Agreement; Successors and Assigns.    The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, assigns and personal representatives. Without the prior written consent of the other parties hereto, neither party may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity.

6.3    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

6.4    Parties Bound by Agreement; Successors and Assigns.    The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, assigns and personal representatives. Without the prior written consent of the other parties hereto, neither party may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity.

6.5    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

•	The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

6.7    Modification and Waiver.    Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

6.8    Notices.    Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail or overnight courier service, postage or fees prepaid,

If to the Company:

Next, Inc.

6430 Cobble Lane

Harrison, Tennessee 37341

and if to Consultant to:

RAE & Company

2614 Hemingway Drive

Nashville, Tennessee 37215

or at such other address or number for a party as shall be specified by like notice.

Any notice which is delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed or sent by courier in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

•	This Agreement shall be construed in accordance with and governed by the laws of the State of Tennessee without giving effect to the principles of conflicts of law thereof. No provision of this agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’ s having or being deemed to have structured or drafted such provision.

•	Whenever reference is made in this Agreement to any section, schedule or exhibit, such reference shall be deemed to apply to the specified section of this Agreement or the specified schedule or exhibit to this Agreement.

6.11    Severability.    In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:

NEXT, INC.

By:	/s/ DANNY F. COOKE
Name: Danny F. Cooke Title: Chairman of the Board

Consultant:

RAE & COMPANY

By:	/s/ CHARLES L. THOMPSON
Name: Charles L. Thompson Title: President